Exhibit 10.31

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
BIOVAIL CORPORATION

I.             PREAMBLE

Biovail Corporation hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements) and with the statutes, regulations, and written directives of the Food and Drug Administration (FDA requirements). This CIA specifically applies to Biovail Corporation and all its corporate subsidiaries, affiliates, and other related corporate entities, including but not limited to BTA Pharmaceuticals, Inc. (collectively “Biovail”). Contemporaneously with this CIA, Biovail Corporation is entering into a Settlement Agreement with the United States.

II.            TERM AND SCOPE OF THE CIA

A.            The period of the compliance obligations assumed by Biovail under this CIA shall be 5 years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B.            Sections VII, IX, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Biovail’s final Annual Report; or (2) any additional materials submitted by Biovail pursuant to OIG’s request, whichever is later.

C.            The scope of this CIA shall be governed by the following definitions:

1.             “Covered Persons” includes:

a.             Except as otherwise provided below, all owners of Biovail (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading). The term “Covered Persons” shall not include Eugene Melnyk provided that he does not directly participate in the management and operation of Biovail;

b.             all officers, directors, and employees of Biovail (including, but not limited to, BTA Pharmaceuticals, Inc. (BTA)) who are based in the United States or have job responsibilities in the United States, except as carved out below in this Section II.C.1; and

c.             all contractors, subcontractors, agents, and other persons who perform Government Pricing and Contracting Functions or Promotional and Product Services Related Functions on behalf of Biovail, including but not limited to sales representatives and other individuals who engage in Promotional and Product Services Related Functions on behalf of Biovail or BTA under the terms of an agreement (the “PSS Contract”) between BTA and Publicis Selling Solutions, Inc. (PSS) in place as of the Effective Date of the CIA. The term “Covered Persons” shall also apply to all contractors, subcontractors, agents and other persons who may perform Government Pricing and Contracting Functions or Promotional and Product Services Related Functions on behalf of Biovail or BTA under any renewals of the PSS Contract or any new contract entered after the Effective Date and relating to the Functions.

Notwithstanding the above, the term “Covered Persons” does not include: (1) part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year; or (2) employees of Biovail who perform only manufacturing functions.

2.     “Relevant Covered Persons” includes all Covered Persons whose job responsibilities relate to Government Pricing and Contracting Functions or Promotional and Product Services Related Functions, as defined below in Sections II.C.4 and 5, respectively. Relevant Covered Persons include employees of PSS engaged in Promotional and Product Services Related Functions under the PSS Contract and those Biovail and BTA employees who have responsibilities managing or overseeing the PSS Contract and any subsequent contract, renewal, or amendment to a contract relating to the provision of Promotional and Product Services Related Functions or Government Pricing and Contracting Functions on behalf of Biovail or BTA.

3.             “Government Reimbursed Products” refers to all Biovail products that are sold in the United States by Biovail or by third-party contractors on Biovail’s behalf and which are reimbursed by Federal health care programs.

4.             The term “Government Pricing and Contracting Functions” means the collection, calculation, verification, or reporting of pricing and other information for purposes of the Medicaid Drug Rebate Program (codified at 42 U.S.C. § 1396r-8, et seq.), the Medicare Program (codified at 42 U.S.C. § 1395-1395hhh), the 340B Drug Pricing Program (codified at 42 U.S.C. § 256(b)), or any other government programs through which health care items or services may be purchased or reimbursed, in whole or in part, by the federal government, and the Veteran’s Administration pricing program (the “VA Programs”), as set forth in the Federal Supply Schedule and the Veteran’s Healthcare Act of 1992. This definition includes, but is not limited to, the calculation and reporting of Average Sales Price (ASP), Average Manufacturer Price (AMP), Best Price (BP), and all pricing and other information reported and used in connection with reimbursement under the Federal health care programs described in this paragraph.

5.             The term “Promotional and Product Services Related Functions” means the promotion, marketing, sales, or provision of information about, or services relating to, Government Reimbursed Products in or for the United States market.

6.             The term “Third Party Educational Activity” shall mean any U.S.-based continuing medical education (CME), independent medical education (IME), disease awareness, or other scientific, educational, or professional program, meeting, or event sponsored by Biovail, including but not limited to, sponsorship of symposia at medical conferences.

III.          CORPORATE INTEGRITY OBLIGATIONS

Biovail shall establish and maintain a Compliance Program that includes the following elements:

A.            Chief Compliance Officer, Committee, and Board Responsibilities.

1.             Chief Compliance Officer. Biovail has appointed, and shall maintain during the term of the CIA, an individual to serve as its Chief Compliance Officer. To the extent necessary, within 90 days after the Effective Date, Biovail shall modify the position description, scope of responsibility, and authority of the Chief Compliance Officer such that the following requirements are satisfied. The Chief Compliance Officer shall be primarily responsible for ensuring the effective operation of Biovail’s compliance program on an enterprise-wide basis. The Chief Compliance Officer shall be primarily responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program and FDA requirements. The Chief Compliance Officer shall be a member of senior management of Biovail, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Risk and Compliance Committee of the Board of Directors of Biovail. The Chief Compliance Officer shall be authorized to report on such matters to the Risk and Compliance Committee of the Board of Directors at any time. The Chief Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Chief Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Biovail as well as for any reporting obligations created under this CIA.

Biovail may appoint an individual to serve as Biovail’s U.S. Compliance Officer for BTA and other U.S. operations of Biovail. Any such U.S. Compliance Officer would be responsible for assisting the Chief Compliance Officer in implementing policies, procedures, and practices within the U.S. designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program and FDA requirements. Any U.S. Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer of Biovail.

Biovail shall report to OIG, in writing, any changes in the identity or position description of the Chief Compliance Officer or the U.S. Compliance Officer, or any actions or changes that would affect the Chief Compliance Officer’s or the U.S. Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2.             Compliance Committee. Prior to the Effective Date, Biovail established a U.S. Healthcare Compliance Policy Committee with responsibilities relating to U.S. healthcare compliance. To the extent necessary, within 90 days after the Effective Date, Biovail shall amend the duties, responsibilities, and authorities of the U.S. Healthcare Compliance Policy Committee to meet the requirements set forth below. The U.S. Healthcare Compliance Policy Committee shall, at a minimum, include the Chief Compliance Officer and other members of management necessary to meet the requirements of this CIA (e.g., executives of relevant departments, such as regulatory, government contracting, human resources, internal audit, operations, legal, medical affairs, and sales and marketing or their designees). The Chief Compliance Officer shall chair the U.S. Healthcare Compliance Policy Committee and the Committee shall support the Chief Compliance Officer in fulfilling his/her responsibilities including with regard to the CIA (e.g., shall assist in the analysis of the organization’s risk areas, shall oversee monitoring of internal and external investigations, and shall receive reports about internal and external audits).

Biovail shall report to OIG, in writing, any changes in the composition of the U.S. Healthcare Compliance Policy Committee, or any actions or changes that would affect the U.S. Healthcare Compliance Policy Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3.             Board of Directors Resolution. The Risk and Compliance Committee of the Board of Directors of Biovail Corporation (Risk Committee) shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements, FDA requirements, and the obligations of this CIA. The Risk Committee shall, at a minimum, be responsible for the following:

a.             meeting at least quarterly to review and oversee Biovail’s Compliance Program, including but not limited to the performance of the Chief Compliance Officer and compliance department.

b.             for each Reporting Period (as defined in Section ILA) of the CIA, adopting a resolution summarizing its review and oversight of Biovail’s compliance with Federal health care program requirements, FDA requirements, and the obligations of this CIA. Each individual member of the Risk Committee shall sign a statement indicating that he or she agrees with the resolution.

At minimum, the resolution shall include the following language:

“The Risk and Compliance Committee of Biovail’s Board of Directors (Risk Committee) has made a reasonable inquiry into the operations of Biovail’s Compliance Program, including the performance of the Chief Compliance Officer and the compliance department. Based on its inquiry, the Risk Committee has concluded that, to the best of its knowledge, Biovail has implemented an effective Compliance Program to meet the Federal health care program requirements, FDA requirements, and the obligations of the CIA.”

If the Risk Committee is unable to provide such a conclusion in the resolution, the Risk Committee shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Biovail.

Biovail shall report to OIG, in writing, any changes in the composition of the Risk Committee, or any actions or changes that would affect the Risk Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

B.            Written Standards.

1.             Code of Conduct. Prior to the Effective Date, Biovail developed and implemented a program to distribute a code of conduct (known as its “Standards of Business Conduct”) to its employees, officers, and directors. Within 120 days after the Effective Date, Biovail shall either amend its Standards of Business Conduct to meet the requirements set forth below, or Biovail shall develop, implement, and distribute to all Covered Persons a written U.S. Healthcare Code of Conduct which meets the requirements set forth below. (For purposes of this CIA, the revised Standards of Business Conduct or the U.S. Healthcare Code, as applicable, shall be referred to as the “Code of Conduct”.) Biovail shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees who are Covered Persons. The Code of Conduct shall, at a minimum, set forth:

a.             Biovail’s commitment to full compliance with all Federal health care program and FDA requirements, including its commitment to market, sell, promote, research, develop, provide information about, and advertise its products in accordance with Federal health care program and FDA requirements;

b.             Biovail’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program and FDA requirements and with Biovail’s own Policies and Procedures as implemented pursuant to Section III.C (including the requirements of this CIA);

c.             the requirement that all of Biovail’s Covered Persons shall be expected to report to the Chief Compliance Officer, or other appropriate individual designated by Biovail, suspected violations of any Federal health care program or FDA requirements or of BiovaiI’s own Policies and Procedures;

d.             the possible consequences to both Biovail and Covered Persons of failure to comply with Federal health care program and FDA requirements and with Biovail’s own Policies and Procedures and the failure to report such noncompliance; and

e.             the right of all individuals to use the Disclosure Program described in Section III.E, and Biovail’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 150 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Biovail’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 150 days after the Effective Date, whichever is later.

Biovail shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized and approved by Biovail’s Board or Directors or a committee thereof. Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.

2.             Policies and Procedures. Within 120 days after the Effective Date, Biovail shall implement written Policies and Procedures regarding the operation of Biovail’s compliance program and its compliance with Federal health care program and FDA requirements for activities occurring in or related to the United States market. At a minimum, the Policies and Procedures shall address:

a.             the subjects relating to the Code of Conduct identified in Section III.B.1;

b.             appropriate ways to conduct Government Pricing and Contracting Functions in compliance with all applicable Federal healthcare program requirements, including, but not limited to the Federal anti-kickback statute (codified at 42 U.S.C. § 1320a-7b), and the False Claims Act (codified at 31 U.S.C. 3729-3733);

c.             compensation (including salaries and bonuses) for Relevant Covered Persons. These Policies and Procedures shall be designed to ensure that financial incentives do not inappropriately motivate such individuals to engage in improper promotion, sales, marketing, pricing, or contracting for Biovail’s products;

d.             disciplinary policies and procedures for violations of Biovail’s Policies and Procedures, including policies relating to Federal health care program and FDA requirements;

e.             appropriate ways to conduct Promotional and Product Services Related Functions in compliance with all applicable Federal healthcare program requirements, including, but not limited to the Federal anti-kickback statute (codified at 42 U.S.C. § 1320a-7b), and the False Claims Act (codified at 31 U.S.C. 3729-3733);

f.             appropriate ways to conduct Promotional and Product Services Related Functions in compliance with all applicable FDA requirements;

g.             the materials and information that may be distributed by Biovail sales representatives (including any contract sales agents) about Government Reimbursed Products for use in the United States and the manner in which Biovail sales representatives respond to requests for information about non-FDA approved (or “off-label”) uses of the products;

h.             the materials and information that may be distributed by Biovail representatives who are not field sales agents (e.g., through a medical services or medical information department or otherwise); the mechanisms through, and manner in which, Biovail receives and responds to requests for information about off-label uses of Government Reimbursed Products; the form and content of information disseminated in response to such requests; and the internal review process for the information disseminated;

The Policies and Procedures shall include a requirement that Biovail develop a database (the “Inquiries Database”) that includes the following items of information for each request for information or inquiry about Government Reimbursed Products (hereafter, “Inquiry”): 1) date of Inquiry; 2) form of Inquiry (e.g., fax, phone, medical information request form); 3) name of the requesting health care professional (HCP) or health care institution (HCI); 4) nature and topic of request (including exact language of the Inquiry if made in writing); 5) an evaluation of whether the Inquiry relates to information about an off-label indication for the product; 6) nature/form of the response from Biovail (including a record of the materials provided to the HCP or HCI in response to the request); 7) the name of the field sales representative who called on or interacted with the HCP or HCI; and 8) the status and findings of any follow-up review conducted by Biovail in situations in which it appears that the Inquiry may have related to improper off-label promotion;

i.              systems, processes, policies, and procedures relating to the development of call plans for field sales representatives (including contract sales agents) who promote, market, or sell Government Reimbursed Products in the United States. The Policies and Procedures shall require that Biovail review the call plans for its Government Reimbursed Products and the bases upon and circumstances under which HCPs and HCIs belonging to specified medical specialties or types of clinical practices are included in, or excluded from, the call plans. The Policies and Procedures shall also require that Biovail modify the call plans as necessary to ensure that Biovail is promoting its products in a manner that complies with all applicable Federal health care program and FDA requirements. Biovail’s call plan review shall occur at least annually and shall also occur each time the FDA approves a new or additional indication for a Government Reimbursed Product;

j.              systems, processes, policies, and procedures relating to the development, implementation, and review of plans for the distribution of samples of Government Reimbursed Products in the United States (U.S. Sample Distribution Plans);

k.             consultant or other fee-for-service arrangements entered into with HCPs or HCIs related to the United States market for Government Reimbursed Products (including, but not limited to, speaker programs, speaker training programs, advisory boards, mentorships, preceptorships, or any other financial relationship with an HCP or HCI) and all events and expenses relating to such engagements or arrangements. These Policies and Procedures shall be designed to ensure that the engagements, arrangements, and related events are used for legitimate and lawful purposes in accordance with applicable Federal health care program and FDA requirements. The policies shall include requirements about the uses, content, and circumstances of such engagements, arrangements, and events;

l.              sponsorship or funding of grants (including educational grants) or charitable contributions in the United States. These Policies and Procedures shall be designed to ensure that Biovail’s sponsorship or funding complies with all applicable Federal health care program requirements and FDA requirements;

m.           funding of, or participation in, any Third Party Educational Activity as defined in Section II.C.6 above. These Policies and Procedures shall be designed to ensure that Biovail’s sponsorship or funding of, or participation in, such programs satisfies all applicable Federal health care program and FDA requirements related to the sponsorship of any Educational or Informational Activity;

n.             review of all promotional and other materials and information intended to be disseminated outside Biovail in the United States by legal, medical, and regulatory personnel in a manner designed to ensure that legal, regulatory, and medical concerns are properly addressed during Biovail’s review and approval process and are elevated when appropriate; and

o.             sponsorship or funding of U.S.-based research or related activities (including clinical trials, market research, or authorship of articles or other publications) by Biovail in a manner that is designed to ensure that Biovail’s funding or sponsorship of, or participation in, such activities complies with all applicable Federal health care program and FDA requirements. In addition, such Policies and Procedures shall ensure that sales and marketing activities are separate from research activities (e.g., clinical trial enrollment).

Within 120 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all Covered Persons whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Biovail shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures.

C.            Training and Education.

1.             General Training. Within 120 days after the Effective Date, Biovail shall provide at least two hours of General Training to each Covered Person. This training, at a minimum, shall explain Biovail’s:

a.             CIA requirements; and

b.             Biovail’s Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general U.S. compliance issues and CIA compliance issues).

To the extent that Biovail provided General Training to Covered Persons during the 180 days immediately prior to the Effective Date that satisfied the requirements set forth in Section III.C.1.b above, the OIG shall credit that training for purposes of satisfying Biovail’s General Training obligations of this Section III.C.1 for the first Reporting Period. Biovail may satisfy its remaining General Training obligations for the Covered Persons who received the training described in the preceding sentence by notifying them within 90 days after the Effective Date in writing or in electronic format of the fact that Biovail entered a CIA and providing an explanation of Biovail’s requirements and obligations under the CIA.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

2.             Specific Training. Within 120 days after the Effective Date, each Relevant Covered Person engaged in Government Contracting and Pricing Functions shall receive at least four hours of Specific Training in addition to the General Training required above. This Specific Training shall include, at a minimum, a discussion of:

a.             all applicable Federal health care program requirements relating to Government Pricing and Contracting Functions;

b.             all Biovail Policies and Procedures and other requirements applicable to Government Pricing and Contracting Functions;

c.             the personal obligation of each individual involved in Government Pricing and Contracting Functions to comply with all applicable Federal health care program requirements and all other applicable legal requirements;

d.             the legal sanctions for violations of the applicable Federal health care program requirements; and

e.             examples of proper and improper practices related to Government Pricing and Contracting Functions.

Within 120 days after the Effective Date, each Relevant Covered Person engaged in Promotional and Product Services Related Functions (including BTA employees who have responsibilities managing or overseeing the PSS Contract) shall receive at least four hours of Specific Training in addition to the General Training required above.

This Specific Training shall include, at a minimum, a discussion of:

f.             all applicable Federal health care program requirements relating to Promotional and Product Services Related Functions;

g.             all applicable FDA requirements relating to Promotional and Product Services Related Functions;

h.             all BiovaiI Policies and Procedures and other requirements applicable to Promotional and Product Services Related Functions;

i.              the personal obligation of each individual involved in Promotional and Product Services Related Functions to comply with all applicable Federal health care program and FDA requirements and all other applicable legal requirements;

j.              the legal sanctions for violations of the applicable Federal health care program and FDA requirements; and

k.             examples of proper and improper practices relating to Promotional and Product Services Related Functions.

To the extent that Biovail provided Specific Training to Relevant Covered Persons during the 180 days immediately prior to the Effective Date that satisfied the requirements set forth in this Section III.C.2 above, the OIG shall credit that training for purposes of satisfying Biovail’s Specific Training obligations of this Section III.C.2 for the first Reporting Period.

New Relevant Covered Persons shall receive Specific Training as set forth above within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 120 days after the Effective Date, whichever is later. A Biovail employee who has completed the Specific Training shall review a new Relevant Covered Person’s work, to the extent that the work relates to Government Pricing and Contracting Functions or Promotional and Product Services Related Functions until such time as the new Relevant Covered Person completes his or her Specific Training.

After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least three hours of Specific Training in each subsequent Reporting Period as defined in Section II.A.

3.             Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The

Chief Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.

4.             Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area, including applicable Federal health care program and FDA requirements.

5.             Update of Training. Biovail shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, FDA requirements, any issues discovered during internal audits or any IRO Review, and any other relevant information.

6.             Computer-based Training. Biovail may provide the training required under this CIA through appropriate computer-based training approaches. If Biovail chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D.            Review Procedures.

1.     General Description.

a.             Engagement of Independent Review Organization. Within 120 days after the Effective Date, Biovail shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform reviews to assist Biovail in assessing and evaluating its Government Pricing and Contracting Functions and its Promotional and Product Services Related Functions. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

Each IRO engaged by Biovail shall have expertise in applicable Federal health care program and FDA requirements as may be appropriate to the Review for which the IRO is retained. Each IRO shall assess, along with Biovail, whether it can perform the engagement in a professionally independent and objective fashion, as appropriate to the nature of the review, taking into account any other business relationships or other engagements that may exist.

The IRO(s) shall conduct reviews that assess Biovail’s systems, processes, policies, procedures, and practices relating to Government Pricing and Contracting Functions and Promotional and Product Services Related Functions (IRO Reviews).

b.             Frequency and Brief Description of Reviews. As set forth more fully in Appendix B, the IRO Reviews shall consist of two components - a Systems Review and a Transactions Review. The Systems Review shall assess Biovail’s systems, processes, policies, and procedures relating to the Medicaid Drug Rebate Program and the reporting of ASP for purposes of the Medicare Program and certain elements of Biovail’s Promotional and Product Services Related Functions (Systems Review). As set forth in Appendix B, if there are no material changes in Biovail’s relevant systems, processes, policies, and procedures, the Systems Review shall be performed for the periods covering the first and fourth Reporting Periods. If Biovail materially changes its relevant systems, processes, policies, and procedures, the IRO shall perform a Systems Review for the Reporting Period in which such changes were made in addition to conducting the Systems Review for the first and fourth Reporting Periods. The Transactions Review shall be performed annually and shall cover each of the five Reporting Periods.

c.             Retention of Records. The IRO and Biovail shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Biovail) related to the reviews.

2.             IRO Review Reports. The IRO(s) shall prepare a report (or reports) based upon each Review performed. The information and content to be included in each report is described in Appendix B, which is incorporated by reference.

3.             Validation Review. In the event OIG has reason to believe that: (a) any IRO Review fails to conform to the requirements of this CIA; or (b) the IRO’s findings or Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the applicable IRO Review complied with the requirements of the CIA and/or the findings or Review results are inaccurate (Validation Review). Biovail shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Biovail’s final Annual Report shall be initiated no later than one year after Biovail’s final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify Biovail of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Biovail may request a meeting with OIG to: (a) discuss the results of any Review submissions or findings; (b) present any additional information to clarify the results of the applicable Review or to correct the inaccuracy of the Review; and/or (c) propose alternatives to the proposed Validation Review. Biovail agrees to provide any additional information as may be requested by OIG under this Section III.E.3 in an expedited manner. OIG will attempt in good faith to resolve any Review issues with Biovail prior to conducting a Validation Review.

However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

4.             Independence and Objectivity Certification. The IRO shall include in its report(s) to Biovail a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the IRO Review and that it has concluded that it is, in fact, independent and objective.

E.            Disclosure Program.

To the extent not already accomplished, within 90 days after the Effective Date, Biovail shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Chief Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Biovail’s policies, conduct, practices, or procedures with respect to a Federal health care program or FDA requirement believed by the individual to be a potential violation of criminal, civil, or administrative law. Biovail shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Chief Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Chief Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, BiovaiI shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Chief Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.

F.             Ineligible Persons.

1.     Definitions. For purposes of this CIA:

a.             an “Ineligible Person” shall include an individual or entity who:

i.              is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii.             has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.             “Exclusion Lists” include:

i.              the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and

ii.             the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).

2.             Screening Requirements. Biovail shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.             Biovail shall screen all prospective and current Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.             Biovail shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.

c.             Biovail shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in this Section affects the responsibility of (or liability for) Biovail to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. Biovail understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Biovail may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Biovail meets the requirements of Section III.F.

3.             Removal Requirement. If Biovail has actual notice that a Covered Person has become an Ineligible Person, Biovail shall remove such Covered Person from responsibility for, or involvement with, Biovail’s business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

4.             Pending Charges and Proposed Exclusions. If Biovail has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term or during the term of a physician’s or other practitioner’s medical staff privileges, Biovail shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

G.            Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, Biovail shall notify 0IG, in writing, of any ongoing investigation or legal proceeding known to Biovail conducted or brought by any U.S. based governmental entity or its agents involving an allegation that Biovail has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. BiovaiI shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H.            Reporting.

1.             Reportable Events.

a.     Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

i.              a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program and/or applicable to any FDA requirements relating to the promotion of products for which penalties or exclusion may be authorized; or

ii.             the filing of a bankruptcy petition by Biovail.

A Reportable Event may be the result of an isolated event or a series of occurrences.

b.             Reporting of Reportable Events. If Biovail determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Biovail shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to OIG shall include the following information:

i.              a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities and/or FDA authorities implicated;

ii.             a description of Biovail’s actions taken to correct the Reportable Event; and

iii.            any further steps Biovail plans to take to address the Reportable Event and prevent it from recurring.

iv.            If the Reportable Event involves the filing of a bankruptcy petition, the report to the OIG shall include documentation of the filing and a description of any Federal health care program and/or FDA authorities implicated.

2.             Biovail shall not be required to report as a Reportable Event any matter previously disclosed under Section III.G above.

I.             Notification of Communications with FDA.

Within 30 days after the date of any written report, correspondence, or communication between Biovail and the FDA that materially discusses Biovail’s or a Covered Person’s actual or potential unlawful or improper promotion of any products (including any improper dissemination of information about off-label indications), Biovail shall provide a copy of the report, correspondence, or communication to the OIG. Biovail shall also provide written notice to the OIG within 30 days after the resolution of any such disclosed off-label matter, and shall provide the OIG with a description of the findings and/or results of the matter, if any.

J.             Reporting of Physician Payment

1.             Posting of Payment Information

By April 30, 2010, Biovail shall post in a prominent position on its website an easily accessible and readily searchable listing of all U.S.-based physicians, U.S.-based Physician Related Entities (as defined below in Section III.J.2), or U.S.-based Product Decision-Makers (as defined below in Section III.J.2) who or which received any Payments (as defined below in Section III.J.2.) directly or indirectly from Biovail during the first three months of 2010.

After the initial posting, 30 days after the end of each subsequent calendar quarter, Biovail shall also post on its website a listing of updated information about all Payments provided during the applicable calendar year during the preceding quarter(s). No later than January 31, 2011, and each calendar year thereafter during the term of the CIA, Biovail shall also post on its website a report of the cumulative value of Payments provided to each U.S.-based physician, U.S.-based Related Entity, and/or U.S.-based Product Decision Makers during the preceding calendar year. The quarterly and annual reports shall be easily accessible and readily searchable.

Each listing shall include a complete list of all individual U.S.-based physicians, U.S.-based Related Entities and/or U.S.-based Product Decision-Makers to whom or to which

Biovail directly or indirectly made Payments in the preceding calendar quarter or year (as applicable). Each listing shall be arranged alphabetically according to the physicians’ last name, the name of the Related Entity, or the name of the Product Decision-Maker. The Payment amounts in the lists shall be reported in $5,000 increments (e.g., $0 - $5,000; $5,001- $10,000; etc.) For each entry, the listing shall include the following information: i) physician’s or Product Decision-Maker’s full name; ii) name of Related Entity (if applicable); iii) city and state of the physician’s practice, the Related Entity, or the Product Decision-Maker (as applicable); iii) the purpose of the Payment; and iii) the aggregate value of the Payment(s) in the preceding quarter(s) or year (as applicable).

2.             Definitions and Miscellaneous Provisions

Biovail shall continue to make each annual listing and the most recent quarterly listing of Payment information available on its website at least throughout the term of this CIA. Biovail shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and records related to all applicable Payments and to the annual and quarterly listings of Payments. Nothing in this Section III.J affects the responsibility of Biovail to comply with (or liability for noncompliance with) all applicable Federal health care program requirements and state laws as they relate to all applicable Payments made to U.S.-based physicians, U.S.-based Related Entities, or U.S.-based Product Decision-Makers.

If the proposed Physician Payments Sunshine Act of 2009 or similar legislation is enacted, the OIG shall determine whether the purposes of this Section III.J are reasonably satisfied by Biovail’s compliance with such legislation. In such case, and in its sole discretion, the OIG may agree to modify or terminate provisions of Section III.J as appropriate.

For purposes of this Section III.J, the term “Payments” is defined to include all payments or transfers of value (whether in cash or in kind) made to U.S.-based physicians, U.S.-based Related Entities, and/or U.S.-based Product Decision-Makers. The term Payments includes, for example, payments or compensation for services rendered, grants, fees (including data service fees, and formulary placement fees), honoraria, and payments relating to research or education. The term Payments also includes food, entertainment, gifts, trips or travel, product(s)/item(s) provided for less than fair market value; or other economic benefit. The term Payments does not include: i) samples of drug products that meet the definition set forth in 21 C.F.R. § 203.3(i), or ii) discounts, rebates, or other pricing terms.

For purposes of this Section III.J, the term “U.S.-based Related Entity” is defined to be any entity by or in which any U.S.-based physician receiving Payments is employed, has tenure, or has an ownership interest.

For purposes of this Section III.J, the term “U.S.-based Product Decision-Maker” is defined to be any individual or entity in a position to arrange for or recommend the purchasing, prescribing, ordering, or furnishing of any Government Reimbursed Product in the U.S. market, including with regard to the placement of any Government Reimbursed Product on a formulary or other preferred drug list.

3.             If Biovail does not make any Payments to U.S.-based physicians, U.S.-based Related Entities, or U.S.-based Product Decision-Makers during a Reporting Period, Biovail shall not be required to post Payment information as set forth in Section III.J.1 for that Reporting Period. Instead, the Chief Compliance Officer shall certify that Biovail made no such Payments during the applicable Reporting Period. Biovail shall include such certification(s) in the applicable Annual Report(s).

K.            Review of Records Reflecting the Content of Detailing Sessions.

For each Reporting Period, Biovail shall obtain non-Biovail records (e.g., Verbatims or similar records) generated by an independent entity (Survey Entity) reflecting the purported content and subject matter of detailing interactions between sales representatives and U.S.-based HCPs for up to three Covered Products (as defined below in this Section III.K.) For each Covered Product, Biovail shall contract with a Survey Entity to conduct inquiries into the content and subject matter of the detailing interactions in the United States. The OIG shall select and notify the Survey Entity of a one week period within every other quarter in the Reporting Period for which the surveys shall be conducted, beginning in the second full quarter after the Effective Date. For each Covered Product, Biovail shall obtain records reflecting the purported content and subject matter of detailing sessions during the identified week in all regions across the United States.

Prior to start of the second Reporting Period and every Reporting Period thereafter, based on information provided by Biovail and other information known to it, and after consultation with Biovail, the OIG shall select up to three Government Reimbursed Products to be the basis for the review outlined in this Section III.K and shall notify Biovail of its selection. The identified products shall be known as the “Covered Products.” The parties have already identified the Covered Products for the first Reporting Period.

Biovail shall review the records obtained from the Survey Entity and shall identify any instances in which the records appear to indicate that Covered Persons may have discussed and/or disseminated information about off-label uses of the Covered Products. Biovail shall make findings based on its review (Off-Label Findings) and shall take any responsive action it deems necessary. If necessary for purposes of its review, Biovail shall endeavor to gather additional factual information about the circumstances relating to any Off-Label Findings. As part of each Annual Report, Biovail shall provide the OIG with copies of the underlying records of the detailing interactions, a copy of Biovail’s Off-Label Findings, and a description of the action(s), if any, Biovail took in response to the Off-Label Findings.

IV.          CHANGES TO BUSINESS UNITS OR LOCATIONS

A.            Change or Closure of Unit or Location. In the event that, after the Effective Date, Biovail changes locations or closes a business unit or location engaged in Government Pricing or Contracting Functions or Promotional and Product Services Related Functions, Biovail shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the location.

B.            Purchase or Establishment of New Unit or Location. In the event that, after the Effective Date, Biovail purchases or establishes a new business unit or location engaged in Government Pricing or Contracting Functions or Promotional and Product Services Related Functions, Biovail shall notify OIG no later than the date the purchase or establishment is publicly disclosed or the operation of the new business unit or location. This notification shall include the address of the new business unit or location, phone number, fax number, Federal health care program provider and/or supplier number, and the name and address of the contractor that issued each number (if applicable). Each new business unit or location and all Covered Persons at each new business unit or location shall be subject to the applicable requirements of this CIA. In the event that Biovail purchases or merges with an entity in a transaction that will result in the addition of a significant number of new Covered Persons, Biovail shall consult with OIG regarding a plan and timeline for implementing the CIA requirements with respect to those new Covered Persons. The OIG shall determine, in its sole discretion, whether to grant time extensions for the implementation of the applicable CIA requirements with respect to new business units or locations and new Covered Persons at such locations.

C.            Sale of Unit or Location. In the event that, after the Effective Date, Biovail proposes to sell any or all of its business units or locations that are subject to this CIA, Biovail shall notify OIG of the proposed sale no later than the date the sale is publicly disclosed. This notification shall include a description of the business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of such business unit or location, unless otherwise determined and agreed to in writing by the OIG.

V.            IMPLEMENTATION AND ANNUAL REPORTS

A.            Implementation Report. Within 150 days after the Effective Date, Biovail shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1.             the name, address, phone number, and position description of the Chief Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Chief Compliance Officer may have;

2.             the names and positions of the members of the U.S. Healthcare Compliance Policy Committee required by Section III.A;

3.             a copy of Biovail’s Code of Conduct required by Section III.B.1;

4.             a copy of all Policies and Procedures required by Section III.B.2;

5.             the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

6.             the following information regarding each type of training required by Section III.C:

a.             a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.             the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

7.             the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; and (c) a summary and description of any and all current and prior engagements and agreements between Biovail and the IRO;

8.             a certification from the IRO regarding its professional independence and objectivity with respect to Biovail;

9.             a description of the Disclosure Program required by Section III.E;

10.          a description of the process by which Biovail fulfills the requirements of Section III.F regarding Ineligible Persons;

11.          the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken in response to the screening and removal obligations set forth in Section III.F;

12.          a list of all of Biovail’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Federal health care provider or supplier number(s) (if applicable), and the name and address of each Federal health care program contractor to which Biovail currently submits claims (if applicable);

13.          a description of Biovail’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

14.          the certifications required by Section V.C.

B.            Annual Reports. Biovail shall submit to OIG annually a report with respect to the status of, and findings regarding, Biovail’s compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1.             any change in the identity, position description, or other noncompliance job responsibilities of the Chief Compliance Officer and any change in the membership of the U.S. Healthcare Compliance Policy Committee described in Section III.A;

2.             a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in applicable Federal health care program or FDA requirements);

3.             the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

4.             the following information regarding each type of training required by Section III.C:

a.             a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.             the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

5.             a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter (if applicable);

6.             Biovail’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D;

7.             a summary and description of any and all current and prior engagements and agreements between Biovail and the IRO, if different from what was submitted as part of the Implementation Report;

8.             a certification from the IRO regarding its professional independence and objectivity with respect to Biovail;

9.             a summary of the disclosures in the disclosure log required by Section III.E that relate to Federal health care programs or FDA requirements;

10.          any changes to the process by which Biovail fulfills the requirements of Section III.F regarding Ineligible Persons;

11.          the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken by Biovail in response to the screening and removal obligations set forth in Section III.F; and the actions by Biovail in response to the screening and removal obligations set forth in Section III.F;

12.          a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

13.          a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;

14.          a summary describing any communications with the FDA required to have been reported pursuant to Section III.I. This summary shall include a description of the matter and the status of the matter;

15.          a copy of all information required by Section III.K;

16.          a list and description of all Government Reimbursed Products promoted by Biovail in the United States (either directly or through the use of a contract sales force) and the FDA-approved uses of the products;

17.          a description of all changes to the most recently provided list of Biovail’s locations (including addresses) as required by Section V.A.12; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Federal health care program provider number or supplier number(s) (if applicable); and the name and address of each Federal health care program contractor to which Biovail currently submits claims (if applicable); and

18.          the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C.            Certifications. The Implementation Report and Annual Reports shall include a certification by the Chief Compliance Officer that:

1.             to the best of his or her knowledge, except as otherwise described in the applicable report, Biovail is in compliance with all of the requirements of this CIA;

2.             he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful;

3.             to the best of his or her knowledge, Biovail has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the

Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs;

4.             Biovail’s: 1) Policies and Procedures as referenced in Section III.B.2 above; 2) templates for standardized contracts and other similar documents; and 3) the training materials used for purposes of Section III.C all have been reviewed by competent legal counsel and have been found to be in compliance with all applicable Federal health care program and FDA requirements. In addition, any Biovail promotional materials containing claims or information about Government Reimbursed Products and other materials and information intended to be disseminated outside Biovail in the United States have been reviewed by competent regulatory, medical and/or legal personnel in accordance with applicable Policies and Procedures to ensure that legal, medical, and regulatory concerns have been addressed and elevated when required, and that the materials and information when finally approved are in compliance with all applicable Federal health care program and FDA requirements. If the applicable legal requirements have not changed, after the initial review of the documents listed above, only material changes to the documents must be reviewed by competent regulatory, medical and/or legal personnel. The certification shall include a description of the document(s) reviewed and approximately when the review was completed. The documentation supporting this certification shall be available to OIG, upon request; and

5.             Biovail posted information about Payments on its website as required by in Section III.J, or, if applicable, Biovail made no Payments (as defined in Section III.J) during the Reporting Period to any U.S.-based physician, U.S.-based Related Entity, or U.S.-based Product Decision-Maker.

D.            Designation of Information. Biovail shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Biovail shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.          NOTIFICATIONS ANT) SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:

Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527

330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Biovail:

Seana Carson
Chief Compliance Officer
Biovail Corporation
7150 Mississauga Rd.
Mississauga, Ontario
L5N 8M5
Phone: 905.286.3373
Fax: 905.286.3201

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, Biovail may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), either instead of or in addition to, a paper copy.

VII.         OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Biovail’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Biovail’s U.S. locations for the purpose of verifying and evaluating: (a) Biovail’s compliance with the terms of this CIA; and (b) Biovail’s compliance with the requirements of the Federal health care programs in which it participates and with all applicable FDA requirements. The documentation described above shall be made available by Biovail to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of BiovaiI’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Biovail shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Biovail’s employees may elect to be interviewed with or without a representative of Biovail present.

VIII.       DOCUMENT AND RECORD RETENTION

Biovail shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for six years (or longer if otherwise required by law) from the Effective Date.

IX.          DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Biovail prior to any release by OIG of information submitted by Biovail pursuant to its obligations under this CIA and identified upon submission by Biovail as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Biovail shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.            BREACH AND DEFAULT PROVISIONS

Biovail is expected to fully and timely comply with all of its CIA obligations.

A.            Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Biovail and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Biovail fails to establish and implement any of the following obligations as described in Section III:

a.             a Chief Compliance Officer;

b.             a U.S. Healthcare Compliance Policy Committee;

c.             the Risk and Compliance Committee of the Board of Director’s resolution;

d.             a written Code of Conduct;

e.             written Policies and Procedures;

f.             the training of Covered Persons and Relevant Covered Persons;

g.             a Disclosure Program;

h.             Ineligible Persons screening and removal requirements; L notification of Government investigations or legal proceedings;

i.              notification of Government investigations of legal proceedings;

j.              notification of communications with the FDA as specified in Section III.I;

k.             posting of Payment information as required by Section III.J; and

l.              a review of records reflecting the content of detailing sessions as required by Section III.K.

2.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Biovail fails to engage an IRO, as required in Section III.D and Appendix A.

3.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Biovail fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Biovail fails to submit the annual IRO Review Report(s) in accordance with the requirements of Section III.D and Appendix B.

5.             A Stipulated Penalty of $1,500 for each day Biovail fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Biovail fails to grant access.)

6.             A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of Biovail as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7.             A Stipulated Penalty of $1,000 for each day Biovail fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Biovail stating the specific grounds for its determination that Biovail has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Biovail shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Biovail receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B.            Timely Written Requests for Extensions. Biovail may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Biovail fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Biovail receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.            Payment of Stipulated Penalties.

1.             Demand Letter. Upon a finding that Biovail has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Biovail of: (a) Biovail’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2.             Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Biovail shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Biovail elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Biovail cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.             Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4.             Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Biovail has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D.            Exclusion for Material Breach of this CIA.

1.             Definition of Material Breach. A material breach of this CIA means:

a.             a failure by Biovail to report a Reportable Event and take corrective action as required in Section III.H;

b.             a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

c.             a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C;

d.             a failure to engage and use an IRO in accordance with Section III,D; or

e.             a failure of the Risk and Compliance Committee of the Board to issue a resolution in accordance with Section III.A.3.

2.             Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Biovail constitutes an independent basis for Biovail’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Biovail has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Biovail of: (a) Biovail’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3.             Opportunity to Cure. Biovail shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.             Biovail is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.             the alleged material breach has been cured; or

c.             the alleged material breach cannot be cured within the 30-day period, but that: (i) Biovail has begun to take action to cure the material breach; (ii) Biovail is pursuing such action with due diligence; and (iii) Biovail has provided to OIG a reasonable timetable for curing the material breach.

4.             Exclusion Letter. If, at the conclusion of the 30-day period, Biovail fails to satisfy the requirements of Section X.D.3, OIG may exclude Biovail from participation in the Federal health care programs. OIG shall notify Biovail in writing of its determination to exclude Biovail (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Biovail’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Biovail may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E.            Dispute Resolution

1.             Review Rights. Upon OIG’s delivery to Biovail of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Biovail shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-100521. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.             Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Biovail was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Biovail shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Biovail to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Biovail requests review of the ALJ decision by the DAB. If the All decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3.             Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.             whether Biovail was in material breach of this CIA;

b.             whether such breach was continuing on the date of the Exclusion Letter; and

c.             whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Biovail had begun to take action to cure the material breach within that period; (ii) Biovail has pursued and is pursuing such action with due diligence; and (iii) Biovail provided to GIG within that period a reasonable timetable for curing the material breach and Biovail has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Biovail, only after a DAB decision in favor of OIG. Biovail’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Biovail upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Biovail may request review of the All decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Biovail shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Biovail, Biovail shall be reinstated effective on the date of the original exclusion.

4.             Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.          EFFECTIVE AND BINDING AGREEMENT

Biovail and OIG agree as follows:

A.            This CIA shall be binding on the successors, assigns, and transferees of Biovail;

B.            This CIA shall become final and binding on the date the final signature is obtained on the CIA;

C.            This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA;

D.            The undersigned Biovail signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

E.            This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

ON BEHALF OF BIOVAIL CORPORATION

/s/ Jennifer Tindale	September 11, 2009
Jennifer Tindale	DATE
Vice President, Associate General Counsel
Biovail Corporation

/s/ Geoffrey E. Hobart	9/11/09
Geoffrey E. Hobart	DATE
Covington & Burling LLP
Counsel for Biovail Corporation

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Gregory E. Demske	9/11/09

GREGORY E. DEMSKE	DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.

A.                                   IRO Engagement.

Biovail shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct its review in a professionally independent and objective fashion, as set forth in Paragraph D.  Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Biovail if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Biovail may continue to engage the IRO.

If Biovail engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, Biovail shall submit the information identified in Section V.A.7 of the CIA to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Biovail if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Biovail may continue to engage the IRO.

B.                                     IRO Qualifications.

The IRO shall:

1.             assign individuals to conduct the IRO Review(s) who have expertise in all applicable Federal health care program and FDA requirements related to the Reviews. The individuals shall also be knowledgeable about the general requirements of the Federal health care program(s) under which Biovail products are reimbursed;

2.             assign individuals to design and select the Transaction Review sample(s) who are knowledgeable about the appropriate statistical sampling techniques; and

3.             have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

C.                                     IRO Responsibilities.

The IRO shall:

1.             perform each IRO Review in accordance with the specific requirements of the CIA;

2.             follow all applicable Federal health care program and FDA requirements in making assessments in the IRO Reviews;

3.             if in doubt of the application of a particular Federal health care program or FDA requirement, policy, or regulation, request clarification from the appropriate authority (e.g., CMS or FDA);

4.             respond to all OIG inquires in a prompt, objective, and factual manner; and

5.             prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D.                                    IRO Independence and Objectivity.

The IRO must perform the IRO Reviews in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and Biovail.

E.                                      IRO Removal/Termination.

1.             Provider. If Biovail terminates its IRO during the course of the engagement, Biovail must submit a notice explaining its reasons to OIG no later than 30 days after termination. Biovail must engage a new IRO in accordance with Paragraph A of this Appendix.

2.             OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and/or objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole discretion, require Biovail to engage a new IRO in accordance with Paragraph A of this Appendix.

Prior to requiring Biovail to engage a new IRO, OIG shall notify Biovail of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, Biovail may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters. Biovail shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner. OIG will attempt in good faith to resolve any differences regarding the IRO with Biovail prior to requiring Biovail to terminate the IRO.  However, the final determination as to whether or not to require Biovail to engage a new IRO shall be made at the sole discretion of OIG.

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APPENDIX B TO CIA

IRO SYSTEM AND TRANSACTION REVIEWS

I.                                         IRO System and Transaction Reviews — General Description

As specified more fully below, Biovail shall retain an Independent Review Organization (IRO) to perform reviews to assist Biovail in assessing and evaluating its systems, processes, policies, procedures, and practices related to Government Pricing and Contracting Functions (as defined in Section II.C.3 of the CIA) and to Promotional and Product Services Related Functions (as defined in Section II.C.5 of the CIA). To the extent that the CIA requires a review of transactions or activities, the IRO shall review transactions and activities that occur subsequent to the Effective Date of the CIA.

The IRO shall perform two types of engagements. First, the IRO shall perform two-part system reviews of: 1) Biovail’s systems, processes, policies, and procedures relating to the calculation and reporting of AMP, BP, and ASP for purposes of the Medicaid Drug Rebate program and the Medicare program, respectively; and 2) Biovail’s systems, processes, policies, and procedures relating to certain elements of its Promotional and Product Services Related Functions. Collectively, these reviews shall be known as the “Systems Review”. Second, the IRO shall perform Transactions Reviews as described more fully below in Section III. Biovail may engage, at its discretion, a single IRO to perform the Systems Reviews and the Transactions Reviews provided that the entity has the necessary expertise and capabilities to perform both.

If, during the term of the CIA, there are no material changes in Biovail’s Government Pricing and Contracting related systems, processes, policies, and procedures related to AMP, BP, or ASP or in Biovail’s Promotional and Product Services Related Functions related to the items identified in Section II.B below, the IRO shall perform a Systems Review for the first and fourth Reporting Periods, If, during the term of the CIA, Biovail materially changes its Government Pricing and Contracting related systems, processes, policies, and procedures related to AMP, BP, or ASP, or its Promotional and Product Services Related Functions as they relate to the items set forth in Section II.B, the IRO shall perform a Systems Review for the Reporting Period in which such changes were made in addition to conducting the Systems Review for the first and fourth Reporting Periods.

Any additional Systems Review(s) shall consist of: 1) an identification of the material changes; 2) an assessment of whether the systems, processes, policies, and procedures already reported on did not materially change; and 3) an update on the systems, processes, policies, and procedures that materially changed.

The IRO shall conduct the Transactions Review for each Reporting Period of the CIA.

II.                                     Systems Review

A.                                   Systems Review - Part 1 (relating to AMP, BP, and ASP)

The IRO shall review Biovail’s systems, processes, policies, and procedures (including the controls on the systems, processes, policies, and procedures) associated with the tracking,

gathering, and accounting for all relevant data for purposes of calculating and reporting AMP, BP, and ASP to CMS. More specifically, the IRO shall review the following for Biovail’s Government Reimbursed Products as defined in Section II.C.3 of the CIA:

a)                                      The systems, processes, policies, and procedures used to determine which Biovail customers are included or excluded for purposes of calculating AMP, BP, and ASP;

b)                                     The systems, policies, processes, and procedures used to determine whether and which particular transactions (e.g., discounts, rebates) are included in or excluded from AMP, BP, and ASP determinations;

c)                                      A review of Biovail’s methodology for applying transactions to the AMP, BP, and ASP determinations;

d)                                     A review of Biovail’s methodology for estimating any prices, discounts, or other amounts used in determining AMP, BP, and ASP;

e)                                      The flow of data and information by which price, contract terms, and transactions with Biovail customers are accumulated from the source systems and entered and tracked in Biovail’s information systems for purposes of determining AMP, BP, and ASP;

f)                                        A review of any Biovail inquiries to CMS regarding AMP, BP, and ASP determinations and reporting requirements, including requests for interpretation or guidance, and any responses to those inquiries; and

g)                                     The controls and processes in place to examine and address system reports that require critical evaluation (such as reports of variations, exceptions, or outliers). This shall include a review of the bases upon which variations, exceptions, and outliers are identified and the follow-up actions undertaken to identify the cause of any variations.

B.                                     Systems Review - Part 2 (Relating to Promotional and Product Services Related Functions)

The IRO shall review Biovail’s systems, processes, policies, and procedures (including the controls on those systems, processes, policies, and procedures) relating to the following Promotional and Product Services Related Functions (known as “Reviewed Policies and Procedures”):

1.             Biovail’s systems, policies, processes, and procedures applicable to the manner in which Biovail representatives (including employee sales representatives, contract sales agents, and/or headquarters personnel (such as medical services personnel)) handle requests for information or inquiries about the uses of Government Reimbursed Products in the United States

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(including the off-label uses of the products) and the dissemination of materials relating to off-label uses of such products in the United States. This review includes:

a)                                      the manner in which U.S.-based field sales representatives and headquarters personnel (including medical services personnel) with responsibility for the U.S. market receive and respond to requests for information about off-label uses of Government Reimbursed Products;

b)                                     the form and content of product-related information disseminated by Biovail or its agents to U.S.-based HCPs or U.S.-based HCIs;

c)                                      Biovail’s internal review and approval process for the material and information disseminated by U.S.-based field sales representatives and headquarters personnel with responsibilities for the U.S. market;

d)                                     Biovail’s systems, processes, and procedures (including its Inquiries Database) to track requests from U.S.-based physicians and other persons for information about the uses of products in the U.S. and responses to those requests;

e)                                      the manner in which Biovail collects and supports data reported in its Inquiries Database related to the U.S. market;

f)                                        the processes and procedures by which the Chief Compliance Officer (and other appropriate individuals within Biovail) identify situations in which it appears that off-label promotion may have occurred in the United States; and

g)                                     Biovail’s processes and procedures for investigating, documenting, resolving, and taking appropriate disciplinary action for potential situations involving off-label promotion in the United States;

2.             Biovail’s systems, policies, processes, and procedures relating to the retention of U.S.-based HCPs or U.S.-based HCIs as consultants or under fee-for-service arrangements (e.g, including as members of advisory boards, focus groups, or clinical research project teams, or as speakers or preceptors.) This review shall include a review of:

a)                                      the criteria used to determine whether, how many, and under what circumstances (including the venue for the performance of any services) Biovail will enter such arrangements and the business rationale for entering such arrangements for the U.S. market;

b)                                     the processes and criteria used to identify and select U.S.-based HCPs and U.S.-based HCIs with whom Biovail enters arrangements, including the role played by U.S.-based field sales representatives in the process (if any). This includes a review of Biovail’s internal review and approval

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process for such arrangements, and the circumstances under which there may be exceptions to the process;

c)                                      Biovail’s tracking or monitoring of the services provided or the work performed under such arrangements (including the receipt of the work product received from the U.S.-based HCPs or U.S.-based HCIs, if any);

d)                                     Biovail’s policies and procedures related to any requirement that the U.S.-based HCPs or U.S.-based HCIs (or their agents) disclose the existence of their arrangements with Biovail and any financial relationship the HCP or HCI has with Biovail;

e)                                      the uses made of work product received from the U.S.-based HCPs or U.S.-based HCIs, if any;

f)                                        Biovail’s processes for establishing the amounts paid to U.S.-based HCPs or U.S.-based HCIs under such arrangements and the reasons or justifications for any differentials in the amounts paid to different HCPs and HCIs;

g)                                     the criteria used to determine under what circumstances entertainment, travel, lodging, meals, and/or other items or reimbursements are provided to the U.S.-based HCPs or U.S.-based HCIs in connection with the arrangements, and Biovail’s processes for establishing the amounts paid or reimbursed for such items;

h)                                     whether and in what manner Biovail tracks or monitors the prescribing habits or product use of individuals or entities with whom it enters consulting or fee-for-service arrangements, if any; and

i)                                         the budget funding source within Biovail (e.g, department or division) for the consulting or fee-for-service arrangements;

3.             Biovail’s systems, policies, processes, and procedures relating to funding or sponsorship of any Third Party Educational Activity (as defined in Section II.C.6 of the CIA) in the United States. This review shall include a review of the following items:

a)                                      the processes and procedures used to approve the funding or sponsorship of the Third Party Educational Activity;

b)                                     the criteria used to determine whether and under what circumstances the funding or sponsorship will be provided;

c)                                      the processes and criteria used to select recipients of the funding or sponsorships, including the role played by field sales representatives in the processes (if any), and the circumstances under which there may be exceptions to the processes;

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d)                                     Biovail’s policies and procedures relating to any requirement that the recipient of the funding or sponsorship (or the recipient’s agent) disclose BiovaiI’s funding or sponsorship and any financial relationship Biovail may have with the recipient;

e)                                      Biovail’s policies or procedures for determining and memorializing the amounts paid to recipients of the funding or sponsorship and the purpose or justifications for the amounts paid;

f)                                        Biovail’s policies and procedures relating to the independence of any programs funded or sponsored by Biovail;

g)                                     Biovail’s policies and procedures relating to the content and nature (e.g, promotional, non-promotional) of any programs sponsored through the funding or sponsorships;

h)                                     whether and in what manner Biovail tracks or monitors the prescribing habits or product use of individuals or entities receiving the funding or sponsorship, if any; and

i)                                         the budget funding source within Biovail (e.g, department or division) from which the funding or sponsorships are provided;

4.             Biovail’s systems, policies, processes, and procedures relating to funding or sponsorship of, or participation in, research agreements, grants, and/or research collaborations (including clinical trials and independent research) in the United States (collectively “U.S. Research Activities”). This review shall include a review of the following items:

a)                                      the processes and procedures used to approve the funding or sponsorship of, or participation in, U.S. Research Activities;

b)                                     the criteria used to determine whether and under what circumstances Biovail will fund or otherwise participate in U.S. Research Activities;

c)                                      the processes and criteria used to select recipients of the funding for the U.S. Research Activities, including the role played by field sales representatives in the processes (if any), and the circumstances under which there may be exceptions to the processes;

d)                                     Biovail’s policies and procedures relating to any requirement that the recipient of the funding or participant in the U. S. Research Activities disclose Biovail’s funding and any financial relationship Biovail may have with the recipient;

e)                                      Biovail’s policies or procedures for determining and memorializing the amounts paid in connection with the U.S. Research Activities and the purpose or justifications for the amounts paid;

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f)                                        Biovail’s policies and procedures relating to the independence of the U.S. Research Activities funded by Biovail;

g)                                     whether and in what manner BiovaiI tracks or monitors the prescribing habits or product use of individuals or entities receiving the funding or otherwise participating in the U.S. Research Activities, if any; and

h)                                     the budget funding source within Biovail (e.g, department or division) for the U.S. Research Activities;

5.             BiovaiI’s systems, polices, processes, and procedures relating to compensation arrangements (including salaries and bonuses) for Covered Persons (including contract sales agents), with regard to whether the systems, policies, processes, and procedures are designed to ensure that financial incentives do not motivate such individuals to engage in improper promotion, sales, or marketing of Government Reimbursed Products. This shall include a review of the bases upon which compensation is determined and the extent to which compensation is based on product performance;

6.             Biovail’s systems, processes, policies, and procedures relating to the development and review of call plans for Biovail’s field sales representatives (including contract sales agents) and other personnel related to the promotion, marketing, or sale of Government Reimbursed Products in the United States. This shall include a review of the extent to which U.S.-based HCPs and U.S.-based HCIs belonging to specified medical specialties or types of clinical practice are included in, or excluded from, the call lists based on their expected utilization of the products for FDA-approved uses or non-FDA-approved uses of the Government Reimbursed Products; and

7.             Biovail’s systems, processes, policies, and procedures relating to the development, implementation, and review of U.S. Sample Distribution Plans. This shall include a review of the bases upon, and circumstances under, which U.S.-based HCPs and U.S.-based HCIs belonging to specified medical specialties or types of clinical practice may receive samples of Government Reimbursed Products from Biovail (including, separately, from Biovail sales representatives (including contract sales agents) and from BiovaiI’s headquarters personnel.)

C.                                     Systems Review Report

For each Reporting Period for which a Systems Review is performed hereunder, the IRO shall prepare a report based upon the Systems Review. This report may be (but is not required to be) combined with the report for the Transactions Review described in Section III below, and shall include the following:

(Relating to Systems Review — Part I)

1.             A description of the systems, processes, policies, and procedures in place to track, gather, and account for price terms, contract terms, and transactions with Biovail customers that are relevant to the calculation and reporting of AMP, BP, and ASP, including, but not limited to:

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a)                                      The computer or other relevant systems (including the source systems and any other information systems, as applicable) used to track data for and to calculate and report AMP, BP, and ASP;

b)                                     The information input into Biovail’s relevant computer or other systems used to calculate AMP, BP, and ASP;

c)                                      The system logic or decisional rationale used to determine which customers are included or excluded for purposes of calculating AMP, BP, and ASP;

d)                                     The system logic or decisional rationale used to determine whether contract terms, discounts, rebates and all other relevant transactions with Biovail customers are included or excluded when calculating AMP, BP, and ASP;

e)                                      The system logic or decisional rationale used to determine whether and in what manner estimates of prices, discounts and other amounts are made for purposes of determining AMP, BP, and ASP; and

f)                                        Biovail’s policies and procedures in examining system reports for variations that require critical evaluation, including the basis on which variations, exceptions, or outliers are identified, and the follow-up actions taken in response.

2.             A description of the documentation, information, and systems reviewed, and the personnel interviewed, if any, including a description of the following:

a)                                      Biovail’s inquiries to CMS regarding the calculation of AMP, BP or ASP and any responses to those inquiries;

b)                                     Biovail’s systems and practices for reporting AMP, BP, and ASP to CMS as required by the Medicaid Drug Rebate program and the Medicare Program; and

c)                                      Biovail’s systems and practices for reporting any adjustments to AMP, BP, or ASP or additional information relating to the submissions.

3.             Observations, findings, and recommendations for any improvements to Biovail’s systems, processes, policies, and procedures, including any changes recommended in order to improve compliance with the requirements of the Medicaid Drug Rebate and/or Medicare Program(s).

(Relating to the Reviewed Policies and Procedures)

For each of the Reviewed Policies and Procedures identified in Section II.B above, the report shall include the following items:

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4.             A description of the documentation (including policies) reviewed and any personnel interviewed;

5.             A detailed description of Biovail’s systems, policies, processes, and procedures relating to the items identified in Sections II.B.1-7 above, including a general description of Biovail’s control and accountability systems (e.g, documentation and approval requirements, tracking mechanisms) and written policies regarding the Reviewed Policies and Procedures;

6.             A description of the manner in which the control and accountability systems and the written policies relating to the items identified in Sections II.B. l-7 above are made known or disseminated within Biovail and to any contractors (as applicable);

7.             A detailed description of any system used to track and respond to requests for information about Government Reimbursed Products including through the Inquiries Database;

8.             A description of Biovail’s systems, policies, processes, and procedures for tracking any expenditures associated with the Reviewed Policies and Procedures referenced in Sections II.B.2-4, above;

9.             A general description of Biovail’s disciplinary measures applicable for a failure to comply with its policies and procedures relating to Promotional and Product Services Related Functions;

10.           A detailed description of Biovail’s compensation system (including salaries and bonuses) for Covered Persons, including a description of the bases upon which compensation is determined and the extent to which compensation is based on product performance. To the extent that Biovail may establish compensation differently for individual products, the IRO shall report separately on each such type of compensation arrangement;

11.           Findings and supporting rationale regarding any weaknesses in Biovail’s systems, processes, policies, and procedures relating to the Reviewed Policies and Procedures, if any; and

12.           Recommendations to improve any of the systems, policies, processes, or procedures relating to the Reviewed Policies and Procedures, if any.

III.                                 Transactions Review

The Transactions Review shall include a review of the following: (1) records relating to a sample of the Payments that are reported by Biovail pursuant to Section III.J of the CIA; (2) Biovail’s call plans related to the promotion, marketing, or sale of Government Reimbursed Products in the U.S. and Biovail’s call plan review process for Government Reimbursed Products; (3) U.S. Sampling Events as defined below in Section III.C; and (4) Inquiries reflected in Biovail’s Inquiries Database. The IRO shall report on all aspects of its reviews in the Transactions Review Reports.

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A.                                   IRO Review of Payment Listings

1.             Information Contained in U.S.-based Physician Payment Listings

As set forth in Section III.J of the CIA, Biovail shall post quarterly and annual listings of U.S.-based physicians, U.S.-based Related Entities and U.S.-based Product Decision-Makers who received Payments, as defined in the CIA, directly or indirectly from Biovail. For purposes of the Transaction Review, each annual listing shall be referred to as the “Payment Listing” or “Listing.” For each entry, the Listing shall include the following information: i) physician’s or Product Decision-Maker’s full name; ii) name of Related Entity (if applicable); iii) city and state of the physician’s practice, the Related Entity (as applicable), or the Product Decision-Maker; iii) the purpose of the Payment; and iii) the aggregate value of the Payment(s) in the preceding quarter(s) or year.

For purposes of the Transaction Review, the term “Control Documents” shall include all documents or electronic records associated with each Payment reflected in the Payment Listing for the sampled U.S.-based physician, U.S.-based Related Entity, and/or U.S.-based Product Decision-Maker. For example, the term, “Control Documents” includes, but is not limited to, documents relating to the nature, purpose, and amount of all Payments reflected in the Listing; contracts relating to the Payment(s) reflected in the Listing; documents relating to the occurrence of Payment(s) reflected in the Listing; documents reflecting any work product generated or service provided in connection with the Payment(s); documents submitted in connection with requests for approval for the Payment(s); and business rationale or justification forms relating to the Payment(s).

2.             Selection of Sample for Review

For each Reporting Period, the OIG shall have the discretion to identify up to 75 U.S.-based physicians, U.S.-based Related Entities, and/or U.S.-based Product Decision-Makers from the applicable Listing that will be subject to the IRO review described below. Biovail may submit a written request to the OIG that the sample size should be less than 75 and the OIG shall decide, in its sole discretion, whether to grant the request. If the OIG elects to exercise its discretion to select the individuals or entities to be included in the review, it shall notify the IRO of the 75 identified U.S.-based physicians, U.S.-based Related Entities, and/or U.S.-based Product Decision-Makers subject to the IRO review. If the OIG elects not to exercise its discretion as described above, the IRO shall randomly select up to 75 (or such smaller number if approved by the OIG) U.S.-based physicians, U.S.-based Related Entities, and/or U.S.-based Product Decision-Makers to be included in the review. For each selected U.S.-based physician, U.S.-based Related Entity, and/or U.S.-based Product Decision-Maker, the IRO shall review the entry in the Listing and the Control Documents relating to Payments reflected in Listing identified by the IRO as necessary and sufficient to validate the Payment information in the Listing.

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3.             IRO Review of Control Documents for Selected Physicians and/or Related Entities

For each physician, Related-Entity, and/or Product Decision-Maker selected as part of the sample, the IRO shall review the Control Documents identified by the IRO as necessary and sufficient to validate each Payment reflected in the Listing to evaluate the following:

a)                                      Whether Control Documents are available relating to each Payment reflected in the Listing for the sampled physician, Related Entity and/or Product Decision-Maker;

b)                                     Whether the Control Documents were completed and archived in accordance with the requirements set forth in Biovail’s policies;

c)                                      Whether the aggregate value of the Payment(s) as reflected in the Listing for the sampled physician, Related Entity, and/or Product Decision-Maker is consistent with the value of the Payments(s) reflected in the Control Documents; and

d)                                     Whether the Control Documents reflect that Biovail’s policies were followed in connection with Payment(s) reflected in the Listing (e.g, all required written approvals for the activity were obtained in accordance with Biovail’s policies.)

4.             Identification of Material Errors and Additional Review

A Material Error is defined as any of the following:

a)                                      A situation in which all required Control Documents relating to Payments reflected in the Listing for the sampled physician, Related Entity and/or Product Decision-Maker do not exist and:

i.                                          no corrective action was initiated prior to the selection of the sampled physicians, Related Entities, and/or Product Decision-Maker; or

ii.                                       the IRO cannot confirm that Biovail otherwise followed its policies and procedures relating to the entry in the Listing for the sampled physician, Related Entity, and/or Product Decision-Maker, including its policies and procedures relating to any Payment(s) reflected in the Listing; or

b)                                     Information or data is omitted from key fields in the Control Documents that prevents the IRO from assessing compliance with Biovail’s policies and procedures, and the IRO cannot obtain this information or data from reviewing other Control Documents.

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If a Control Document does not exist, but Biovail has initiated corrective action prior to the selection of the sampled physicians, Related Entities, and/or Product Decision-Maker, or if a Control Document does not exist but the IRO can determine that Biovail otherwise followed its policies and procedures with regard to each entry in the Listing for a sampled physician, Related Entity, and/or Product Decision-Maker, the IRO shall consider such a situation to be an exception (rather than a Material Error) and the IRO shall report the situation as such. Similarly, the IRO shall note as exceptions any Control Documents for which non-material information or data is omitted.

If the IRO identifies any Material Errors, the IRO shall conduct such Additional Review of the underlying Payment associated with the erroneous Control Documents as may be necessary to determine the root cause of the Material Errors. For example, the IRO may need to review additional documentation and/or conduct interviews with appropriate personnel to identify the root cause of the Material Error(s) discovered.

B.                                     IRO Review of Biovail’s Call Plans and Call Plan Review Process

The IRO shall conduct a review and assessment of Biovail’s review of call plans for Government Reimbursed Products (including call plans used by contract sales agents) as set forth in Section III.B.2.i of the CIA. Biovail shall provide the IRO with: i) a list of Government Reimbursed Products promoted, marketed, or sold by Biovail in the United States, including through any contract sales force, during the Reporting Period; ii) information about the FDA-approved uses for each such Government Reimbursed Product; and iii) the call plans for each such Government Reimbursed Product. Biovail shall also provide the IRO with information about the reviews of call plans that Biovail conducted during the Reporting Period consistent with Section III.B.2.i of the CIA and any modifications to the call plans made as a result of Biovail’s reviews.

For each call plan, the IRO shall select a sample of up to 75 of the U.S.-based HCPs and U.S.-based HCIs included on the call plan. Biovail may submit a written request to the OIG that the sample size should be less than 75 and the OIG shall decide, in its sole discretion, whether to grant the request. For each call plan, the IRO shall compare the sampled U.S.-based HCPs and U.S.-based HCIs against the criteria (e.g., medical specialty or practice area) used by Biovail in conducting its review and/or modification of the call plan in order to determine whether Biovail followed its criteria and Policies and Procedures in reviewing and modifying the call plan.

The IRO shall note any instances in which it appears that the sampled U.S.-based HCPs and U.S.-based HCIs on a particular call plan are inconsistent with Biovail’s criteria relating to the call plan and/or Biovail’s Policies and Procedures. The IRO shall also note any instances in which it appears that Biovail failed to follow its criteria or Policies and Procedures.

C.                                     IRO Review of the Distribution of Samples of Biovail’s Government Reimbursed Products

The IRO shall conduct a review and assessment of the distribution of samples of Government Reimbursed Products to U.S.-based HCPs and U.S.-based HCIs. Biovail shall

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provide the IRO with: i) a list of Government Reimbursed Products for which Biovail distributed samples in the United States during the Reporting Period (either directly or through a contract sales force); ii) information about the FDA-approved uses for each such sampled Government Reimbursed Product; and iii) information about Biovail’s policies and procedures relating to the distribution of samples of each such Government Reimbursed Product, including Biovail’s U.S. Sample Distribution Plan, if any, showing which type of samples may be distributed to U.S.-based HCPs and U.S.-based HCIs of particular medical specialties or types of clinical practices. Biovail shall also provide the IRO with information about: (1) the reviews of Sample Distribution Plans that Biovail conducted during the Reporting Period; and (2) any modifications to the Sample Distribution Plans made or corrective actions that may be taken as a result of Biovail’s reviews, including investigating, documenting, resolving, and taking disciplinary action.

For each Government Reimbursed Product for which Biovail distributed samples in the United States during the Reporting Period, the IRO shall randomly select a sample of up to 75 separate instances in which Biovail provided samples of the product to U.S.-based HCPs or U.S.-based HCIs either through a sales representative or direct shipment. Biovail may submit a written request to the OIG that the sample size should be less than 75 and the OIG shall decide, in its sole discretion, whether to grant the request. Each such instance shall be known as a “U.S. Sampling Event.”

For each U.S. Sampling Event, the IRO shall review all documents and information relating to the distribution of the sample to the U.S.-based HCP or U.S.-based HCI, including the sample card, direct shipment request form and/or the electronic call record. The reviewed materials shall include information about the following: I) the quantity, dosage, and form of the Government Reimbursed Product provided to the HCP or HCI; 2) the identity and type of medical specialty or clinical practice of the HCP or HCI; 3) the identity of the field sales representative who accepted the sample request form or provided the sample to the HCP or HCI; 4) the manner and mechanism through which the sample was requested (e.g., sample card or direct shipment request form); and 5) the manner and mechanism through which the request was fulfilled (e.g., sales representative distribution or direct shipment.)

For each U.S. Sampling Event, the IRO shall evaluate whether the sample was provided to a U.S.-based HCP or U.S.-based HCI whose medical specialty or clinical practice is consistent with the uses of the product approved by the FDA and whether the sample was distributed by a Biovail representative in a manner consistent with Biovail’s Sample Distribution Plan for the product(s), if any. To the extent that a sample was provided to an HCP or HCI by a Biovail representative other than a sales representative, the IRO shall contact the HCP or HCI by letter. The letter shall request that the HCP or HCI: 1) verify that he/she/it received the quantity and type of samples identified by the IRO as the U.S. Sampling Event; 2) verify that he/she/it requested the samples provided during the U.S. Sampling Event; 3) explain or confirm its type of medical specialty or clinical practice; and 4) identify the basis for requesting the sample (e.g, conversations with a Biovail sales representative, conversation with a representative of Biovail’s medical services department, independent research or knowledge of the HCP or HCI, etc.)

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For each U.S. Sampling Event, the IRO shall compare the medical specialty and type of clinical practice of the HCPs and HCIs that received the sample with uses of the product approved by the FDA. The IRO shall note any instances in which it appears that the medical specialty or clinical practice of the HCPs or HCIs that received a sample during a U.S. Sampling Event were not consistent with the uses of the product approved by the FDA. For each such situation, the IRO shall note the process followed by Biovail in determining that it was appropriate to provide a sample to such HCP or HCI and the basis for such determination. For each U.S. Sampling Event, the IRO shall also note any instances in which it appears that Biovail failed to follow its Sample Distribution Plan, if any, and sample policies and procedures for the product(s) provided and, if so, whether Biovail already had taken corrective action, including investigating, documenting, resolving, and taking disciplinary action, if appropriate.

D.                                    Review of Inquiries Reflected in Inquiries Database

1.             Description of Inquiries Database

As set forth in Section III.C.3.h of the CIA, Biovail, either directly or through a vendor, shall establish a database (hereafter, “Inquiries database”) to track information relating to requests for information or inquiries about Government Reimbursed Products (hereafter “Inquiries”). Specifically, Biovail shall document and record all Inquiries regarding its Government Reimbursed Products in the Inquiries Database. Biovail shall record in the Inquiries Database the following information for each Inquiry received: 1) date of Inquiry; 2) form of Inquiry (e.g, fax, phone, medical information request form); 3) name of requesting HCP or HCI; 4) nature and topic of request (including exact language of the Inquiry if made in writing); 5) an evaluation of whether the Inquiry relates to information about an off-label indication for the Government Reimbursed Product; 6) nature/form of the response from Biovail (including a record of any materials provided in response to the request); 7) the name of the U.S.-based field sales representative who called upon or interacted with the HCP or HCI, if known; and 8) the status and findings of any follow-up review conducted by Biovail in situations in which it appears that the Inquiry may have related to improper off-label promotion in the U.S..

2.             Internal Review of the Inquiries Database

On a semi-annual basis, Biovail’s Chief Compliance Office or designee shall review the Inquiries Database and related information, as appropriate, and shall generate a report summarizing the items of information outlined in Section III.D.1 above for each Inquiry received during the preceding two quarters (“Inquiries Database Report”). The Chief Compliance Office or designee shall review the Inquiries Database Reports to assess whether the information contained in the report suggests that improper off-label promotion may have occurred in the U.S. in connection with any Inquiry(ies). If the Chief Compliance Office or designee, in consultation with other appropriate Biovail personnel, suspects that improper off-label promotion may have occurred in connection with any Inquiry, the Chief Compliance Office or designee shall undertake a follow-up review of the Inquiry (hereafter “Off-Label Review”), make specific findings based on the Off-Label Review, and take all appropriate corrective action (including disciplinary action of the Covered Person and reporting of the conduct, including disclosing Reportable Events pursuant to Section III.I of the CIA, if applicable).

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3.             IRO Review of Inquiries Reflected in Inquiries Database

The IRO shall select and review a random sample of up to 60 Inquiries from among the Inquiries reflected in the Inquiries Database for each Reporting Period. Forty-five of the Inquiries reviewed by the IRO shall be Inquiries for which Biovail conducted an Off- Label Review, and the other 15 shall be Inquiries for which Biovail did not conduct an Off-Label Review. Biovail may submit a written request to the OIG that the sample size should be less than 60 and the OIG shall decide, in its sole discretion, whether to grant the request. If Biovail conducted an Off-Label Review on fewer than 45 Inquiries, additional Inquiries may be selected for which an Off-Label Review was not conducted to reach a total of 60 Inquiries or such other number of inquiries as approved by OIG. For each Inquiry reviewed, the IRO shall determine:

a)                                      Whether each item of information listed above in Section III.D.1 is reflected in the Inquiries Database for each reviewed Inquiry; and

b)                                     For each Inquiry for which the Chief Compliance Office or designee conducted an Off-Label Review, the basis for suspecting that improper off-label promotion may have occurred; the steps undertaken as part of the Off-Label Review; the findings of the Chief Compliance Office or designee as a result of the Off-Label Review; and any follow-up actions taken by Biovail based on the Off-Label Review findings.

E.                                      Transactions Review Report

For each Reporting Period, the IRO shall prepare a report based on its Transactions Review. The report shall include the following:

1.             General Elements to Be Included in Report

a)                                      Review Objectives: A clear statement of the objectives intended to be achieved by each part of the review;

b)                                     Review Protocol: A detailed narrative description of the procedures performed and a description of the sampling unit and universe utilized in performing the procedures for each sample reviewed; and

c)                                      Sources of Data: A full description of documentation and other information, if applicable, relied upon by the IRO in performing the Transactions Review.

2.             Results to be Included in Report

The following results shall be included in each Transactions Report:

(Relating to the Payment Listing Reviews)

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a)                                      a description of the entries in the Payment Listing for each physician, Related Entity, and/or Product Decision-Maker sampled and a description of Control Documents reviewed in connection with each selected individual or entity;

b)                                     for each sampled physician, Related Entity, or Product Decision-Maker, findings and supporting rationale as to whether: (i) all required Control Documents exist; (ii) each Control Document was completed in accordance with all of the requirements set forth in the applicable Biovail policy; (iii) the aggregate value of the Payment(s) as reflected in the Listing for the sampled individual or entity is consistent with the value of the Payment(s) reflected in the Control Documents; (iv) each Control Document reflects that Biovail’s policies were followed in connection with the underlying activity reflected in the document (e.g., all required approvals were obtained); and (v) any disciplinary action was undertaken in those instances in which Biovail policies were not followed;

c)                                      for each sampled physician, Related Entity, or Product Decision-Maker unit reviewed, an identification and description of all exceptions discovered. The report shall also describe those instances in which corrective action was initiated prior to the selection of the sampled individuals or entities, including a description of the circumstances requiring corrective action and the nature of the corrective action;

d)                                     if any Material Errors are discovered in any sample unit reviewed, a description of the error, the Additional Review procedures performed and a statement of findings as to the root cause(s) of the Material Error;

(Relating to the Call Plan Reviews)

e)                                      a list of the Government Reimbursed Products promoted by Biovail, directly or indirectly, during the Reporting Period and a summary of the FDA-approved uses for such products;

f)                                        for each promoted Government Reimbursed Product: i) a description of the criteria used by Biovail in developing or reviewing the call plans and for including or excluding specified types of HCPs or HCIs from the call plans; ii) a description of the review conducted by Biovail of the call plans and an indication of whether Biovail reviewed the call plans as required by Section III.B.2.i of the CIA; iii) a description of all instances for each call plan in which it appears that the HCPs and HCIs included on the call plan are inconsistent with Biovail’s criteria relating to the call plan and/or Biovail’s Policies and Procedures; and iv) a description of all instances in which it appears that Biovail failed to follow its criteria or Policies and Procedures relating to call plans or the review of the call plans;

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g)                                     findings and supporting rationale regarding any weaknesses in Biovail’s systems, processes, policies, procedures, and practices relating to its call plans or the review of the call plans, if any;

h)                                     recommendations, if any, for changes in Biovail’s systems, processes, policies, procedures, and practices that would correct or address any weaknesses or deficiencies uncovered during the Transactions Review with respect to call plans or the review of the call plans;

(Relating to the Sampling Event Reviews)

i)                                         for each Government Reimbursed Product for which Biovail directly or indirectly distributed samples in the United States during the Reporting Period: i) a description of the U.S. Sample Distribution Plan (including whether sales representatives may provide samples of the product and, if so, to HCPs or HCIs of which medical specialty or type of clinical practice a sales representative may provide samples); ii) a detailed description of any instances identified during the IRO review in which it appears that the medical specialty or clinical practice of the HCPs or HCIs that received a sample during a Sampling Event were not consistent with the uses of the product approved by the FDA. This description shall explain the process followed by Biovail in determining that it was appropriate to provide a sample to such HCP or HCI and the basis for such determination; and iii) a detailed description of any instances in which it appears that Biovail failed to follow its Sample Distribution Plan for the product(s) provided during the Sampling Event;

j)                                         findings and supporting rationale regarding any weaknesses in Biovail’s systems, processes, policies, procedures, and practices relating to the distribution of samples of Government Reimbursed Products, if any;

k)                                      recommendations, if any, for changes in Biovail’s systems, processes, policies, procedures, and practices that would correct or address any weaknesses or deficiencies uncovered during the Transactions Review with respect to the distribution of samples;

(Relating to the Review of Inquiries)

l)                                         in connection with the review of Inquiries, a description of each type of sample unit reviewed, including the number of each type of sample units reviewed (e.g, the number of Inquiries) and an identification of the types of documents and information reviewed for the Inquiries;

m)                                   for each Inquiry sample unit, the IRO shall summarize the information about the Inquiry contained in the Inquiries Database;

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n)                                     for each Inquiry sample unit, findings and supporting rationale as to whether: (i) each item of information listed in Section III.D.1 is reflected in the Inquiries Database; and (ii) for each Inquiry for which an Off-Label Review was conducted, the basis for suspecting that improper off-label promotion may have occurred; the steps undertaken as part of the Off-Label Review; the findings of Biovail’s Chief Compliance Office as a result of the Off-Label Review; and any follow-up actions taken by Biovail as a result of Chief Compliance Officer findings; and

o)                                     findings and supporting rationale regarding any weaknesses in Biovail’s systems, processes, policies, procedures, and practices relating to the Inquiries and the Inquiries Database, if any; and

p)                                     recommendations for improvement in Biovail’s systems, processes, policies, procedures, and practices relating to the Inquiries and the Inquiries Database, if any.

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